                                                                EXHIBIT 99(h)(1)

                            ADMINISTRATION AGREEMENT

      THIS AGREEMENT is made as of July 1, 2005, by and between First American Investment Funds, Inc., a Maryland Corporation, (the "Fund"), and U.S. Bancorp Asset Management, Inc., a Delaware corporation (the "Administrator").

      WHEREAS, the Fund is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

      WHEREAS, the Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative and other services as set forth herein to all portfolios of the Fund now and hereafter created ("Portfolios"), on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

      ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the administrative services set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

      The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

      ARTICLE 2. Administrative Services. For the compensation set forth in Schedule A hereto, the Administrator shall perform, or supervise the performance by others of, administrative and other services as set forth herein in connection with the operations of the Portfolios. The Administrator is authorized to appoint and compensate from its resources one or more other entities to perform such services on a subcontracted basis in connection with the operations of the Portfolios. If the Administrator appoints one or more other entities to perform services called for by this Agreement on a subcontracted basis as aforesaid, the Administrator nevertheless shall remain liable to the Fund and the Portfolios for the acts and omissions of such other entities as if the Administrator itself performed such services. The Administrator shall promptly notify the Fund of any persons appointed on a subcontracted basis pursuant to this provision.

      In addition, on behalf of the Fund, the Administrator will monitor and review the Fund's relationships with vendors including relationships with custodians, depositories, transfer agents, accountants, the Fund's legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations and, at the request of the Fund's Board of Directors, will investigate and assist in the selection of such service providers.

      (A) Administrative and Accounting Services. The Administrator shall provide the Fund with regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Fund's Board of Directors, the Administrator shall make such reports to the Fund's Directors concerning the performance of its obligations hereunder as reasonably agreed to from time to time. Without limiting the generality of the foregoing, the Administrator, under the supervision of the Fund's Board of Directors, shall:

            - calculate Fund expenses and control all disbursements for the Fund, and as appropriate, compute the Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

            - assist with preparation of prospectuses, statements of additional information, registration statements and proxy materials;

            - prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Fund's shares with state securities authorities, monitor sale of the Fund's shares for compliance with state securities laws, and file with the appropriate securities authorities the registration statements and reports for the Fund and the Fund's shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Fund and its shares with state securities authorities to enable the Fund to make a continuous offering of its shares;

            - prepare communications to shareholders, including the annual and semi-annual reports to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to the Fund's shareholders, and supervise and facilitate the solicitation of proxies solicited by the Fund for all shareholder meetings, including the tabulation process for shareholder meetings;

            - prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund's distributor, subject to any approvals or reapprovals by the Fund's Board of Directors required by applicable law or Board procedures;

            - maintain the Fund's general ledger and prepare the Fund's financial statements, including expense accruals and payments, determine the net asset value of the Fund's assets and of the Fund's shares, and provide for the payment of dividends and other distributions to shareholders;

            - calculate performance data of the Fund and the Portfolios for dissemination to information services covering the investment company industry;

            - coordinate and supervise the preparation and filing of the Fund's tax returns;

            - examine and review the operations and performance of the various organizations providing services to the Fund or any Portfolio directly or on a subcontracted basis as provided for herein and, at the request of the Fund's Board of Directors, report to the Board on the performance of such organizations;

            - provide for and coordinate the layout and printing of publicly disseminated prospectuses and the Fund's semi-annual and annual reports to shareholders;

            - provide internal legal and administrative services as requested by the Fund from time to time;

            - provide for and coordinate the design, development, and operation of the Fund, including new portfolio and class investment objectives, policies and structure;

            - provide individuals reasonably acceptable to the Fund's Board of Directors for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Directors;

            - advise the Fund and the Fund's Board of Directors on matters concerning the Fund and its affairs;

            - obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Fund's Board of Directors;

            - monitor and advise the Fund and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

            - perform all administrative services and functions required for the operation of the Fund and each Portfolio to the extent such administrative services and functions are not provided to the Fund or such Portfolio pursuant to the Fund's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agency agreement;

            - furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Fund and the Administrator shall determine desirable;

            - prepare and file with the Securities and Exchange Commission the semi-annual reports for the Fund on Form N-SAR and Form N-CSR, quarterly reports on Form N-Q, annual proxy voting reports on Form N-PX and all required notices pursuant to Rule 24f-2; and

            - organize and coordinate meetings of the Fund's Board of Directors and the committees thereof.

      (B) Other Services. The Administrator shall establish a call center to answer shareholder inquiries and provide information and data to prospective shareholders or marketing materials to selling brokers and potential selling brokers. The Administrator will also perform such other services for the Fund as agreed from time to time at the request of the Fund's Board of Directors, including, but not limited to, performing internal audit examinations; mailing annual reports of the Portfolios; preparing a list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Fund will pay the Administrator's out-of-pocket expenses.

      ARTICLE 3. Allocation of Charges and Expenses.

      (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are officers or employees of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Directors of the Fund to perform services on behalf of the Fund.

      (B) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for outside Fund counsel (including, if applicable, counsel to the Fund's independent directors) and independent auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated officers or employees of the Administrator or any affiliated corporation of the Administrator, insurance, interest, brokerage costs, dues and other expenses incident to the Fund's membership in the Investment Company Institute and other like associations, shareholder meetings, corporate reports and reports and notices to shareholders, litigation and other extraordinary or nonrecurring expenses, all fees and charges of investment advisers to the Fund, Rule 12b-1 fees and reasonable reimbursement for out-of-pocket expenses including, without limitation, postage and telephone communications expense. The Administrator shall provide such information to the Board at such times as the Board may reasonably request to enable the Board to monitor such Fund expenses.

      ARTICLE 4. Compensation of the Administrator.

      (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund (for and on behalf of each Portfolio or class of shares thereof, as applicable) shall pay to the Administrator compensation at an annual rate, which is calculated and accrued daily and paid to the Administrator monthly, as specified in Schedule A.

      If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

      In addition to the fee paid pursuant to this Article 4, the Fund will reimburse the Administrator for out-of-pocket expenses or advances incurred by the Administrator in connection with the Administrator's performance of services hereunder, as set forth in Schedule A to this Agreement.

      (B) Survival of Compensation Rates. All rights to compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

      ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other corporate agents of the Administrator as well as that corporation itself.)

      So long as the Administrator acts in good faith and with due diligence and without negligence, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Fund or any other service rendered to the Fund hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      The Administrator shall indemnify and hold harmless the Fund and each Portfolio from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities arising out of or attributable to any action or failure or omission to act by the Administrator as a result of the Administrator's willful misfeasance, bad faith or negligence.

      In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the Administrator's rights hereunder.

      The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and reasonably satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse, subject and pursuant to the provisions of this Article 5, the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

      The Administrator may apply to the Fund at any time for instructions and may consult outside counsel for the Fund or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

      Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons, other than documents signed or presented by officers, directors, employees and other corporate agents of the Administrator.

      ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

      ARTICLE 7. Duration of this Agreement. The term of this Agreement, unless sooner terminated as specified below, shall commence on July 1, 2005 and shall remain in effect through June 30, 2006. This Agreement shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Fund's Board of Directors, including the specific approval of a majority of the directors who are not interested persons of the Fund.

      The Administration Agreement will be terminable by the Fund with respect to any Portfolio by delivery to the Administrator of written notice: (i) for any reason on six months' prior written notice to the Administrator; (ii) in the event of the Administrator's bankruptcy or insolvency; (iii) in the event of a conviction of the Administrator for corporate criminal activity; (iv) if the

Administrator has materially breached the Agreement, and such material breach has not been cured within 45 days after written notice is received by the Administrator specifying the nature of the material breach. The Agreement will be terminable by the Administrator by delivery to the Portfolios of written notice of termination delivered no less than 180 days prior to the end of the Initial Term (as extended if applicable).

      This Agreement shall not be assignable by the Fund or by the Administrator without the written consent of the other party.

      ARTICLE 8. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Directors of the Fund, and (ii) by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of any such party.

      ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

      In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

      ARTICLE 10. Definitions of Certain Terms. The terms "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

      ARTICLE 11. Notice. Any notice required or permitted to be given by one party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party
(a) in the case of notice to the Fund, to the Chair of the Board of Directors of the Fund at the last address furnished by such person or, if the Chair is an affiliated person or interested person of the Administrator, to the Directors of the Fund who are not such affiliated persons or interested persons at the last addresses furnished by such persons, and (b) in the case of notice to the Administrator, to the last address furnished by the Administrator for such purpose.

      ARTICLE 12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      ARTICLE 13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                    FIRST AMERICAN INVESTMENT FUNDS, INC.

                                    By /s/ Jeffery M. Wilson
                                       ---------------------
                                       Jeffery M. Wilson

                                       Its Vice President - Administration

                                    U.S. BANCORP ASSET MANAGEMENT, INC.

                                    By /s/ Joseph m. Ulrey, III
                                       ------------------------
                                       Joseph M. Ulrey, III

                                       Its Chief Financial Officer

                                   SCHEDULE A

                               AS OF JULY 1, 2005

ADMINISTRATION FEES

      Pursuant to Article 2, the Fund shall pay the Administrator compensation for services rendered to each Portfolio, calculated daily and paid monthly at the annual rates set forth in the following table and based on net assets of all open-end First American mutual funds for which the Administrator provides services under this Agreement ("Complex-Wide Assets"):

COMPLEX-WIDE ASSETS                        FEE
(IN BILLIONS)                          (PER ANNUM)
-------------                          -----------
First $8 billion                         15.0 bp
Next $17 billion                         13.5 bp
Next $25 billion                         12.0 bp
Assets over $50 billion                  10.0 bp

Complex-Wide Assets at the end of each day are applied to the above fee schedule. Each Portfolio is charged an administrative fee (calculated and accrued daily and paid monthly) equal to its proportionate amount of First American Investment Funds, Inc.'s assets.

OUT-OF-POCKET EXPENSES

      In addition to paying the Administrator the fees described above, the Fund agrees to reimburse the Administrator for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

      (a) All postage and delivery charges incurred by the Administrator in delivering materials to and from the Fund;

      (b) All telephone, telecopy or other electronic transmission and communication expenses incurred by the Administrator in communication with the Fund, the Fund's custodian or others as required for the Administrator to perform the services to be provided hereunder;

      (c) The Fund's pro rata share of the cost of the Administrator obtaining pricing service quotations;

      (d) The cost of any media used to create and store records or other materials;

      (e) All systems-related expenses associated with the provision of special reports and services;

      (f) Any expenses the Administrator shall incur at the written direction of an officer of the Fund thereunto duly authorized; and

      (g) Any additional expenses, agreed to in advance by the Fund, reasonably incurred by the Administrator in the performance of its duties and obligations under this Agreement.